EXHIBIT 99.1
Complete Production Services Announces Pricing of
$650 Million of Senior Notes
HOUSTON—(BUSINESS WIRE)—Nov. 29, 2006—Complete Production Services, Inc. (NYSE:CPX) announced today that it has priced a private offering of $650 million of 8.000% Senior Notes due 2016. Complete expects to close the sale of the notes on December 6, 2006, subject to satisfaction of customary closing conditions.
Complete intends to use net proceeds from the sale of the notes to retire the outstanding balance of approximately $415.8 million under its existing bank term loan, to retire outstanding indebtedness of approximately $30.3 million it assumed in connection with its recent acquisition of Pumpco Services, Inc. and to repay approximately $191.9 of the outstanding borrowings under its existing revolving credit facility.
The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the private placement and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Complete’s filings with the Securities and Exchange Commission.
CONTACT: Complete Production Services, Inc., Houston
Senior Vice President and Chief Financial Officer
Mike Mayer, 281-372-2311
mmayer@completeproduction.com
SOURCE: Complete Production Services, Inc.